CERTIFICATE OF AMENDMENT
                                   TO THE
                        CERTIFICATE OF INCORPORATION

                                     of

                     PARADIGM MEDICAL INDUSTRIES, INC.
                           a Delaware Corporation


     PARADIGM MEDICAL INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST:  The name of the Corporation is Paradigm Medical Industries,
Inc.

     SECOND: That a meeting of the Board of Directors of the Corporation a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

          The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock authorized to be issued is five million (5,000,000) and the total number of shares of Common Stock authorized to be issued is two hundred fifty million (250,000,000). The Preferred Stock and the Common Stock shall each have a par value of $0.001 per share."

     THIRD: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH:    That the capital of said Corporation shall not be reduced
under or by reason of said amendment.

     IN WITNESS WHEREOF, Paradigm Medical Industries, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by John Y. Yoon, its President and Chief Executive Officer, this 24th day of October, 2005.

                              PARADIGM MEDICAL INDUSTRIES, INC.



                              By: /s/ John Y. Yoon
                              -------------------------------------------
                                      John Y.  Yoon
                                      President and Chief Executive Officer